Exhibit 99.1

Contact:	John Garner Chief Financial Officer Archon Corporation

Telephone Number:	702/732-9120; ext. 229

Archon Corporation UPDATES Development status

for Las Vegas Strip Property

Las Vegas, Nevada – October 20, 2004 (Archon OTC: ARHN). Archon Corporation (“Archon”) is issuing this press release to provide an update on the current status of its Las Vegas Strip site.

Archon’s 27-acre site on the Las Vegas Strip, located immediately south of the Sahara Hotel and Casino, was previously leased to Wet-N-Wild and remains in the predevelopment stage. Although, the Wet-N-Wild lease was terminated on September 30, 2004, Wet-N-Wild will remain on the property through January 2005 for the purpose of removing certain property and equipment. There are no definitive plans or commitments for the site. Archon may elect to proceed with development, elect to sell the site to other parties or elect to continue to hold the site in its current state.

Archon has obtained a use permit on the site for a master-planned development with certain FAA construction height approvals on the site of up to 750 feet. Archon has not obtained any other critical approvals or permits and development of such site would require other significant regulatory approvals, including gaming, building as well as other approvals. There is no assurance that Archon will obtain all land use, building or other regulatory approvals necessary for development of a hotel-casino resort project or other development projects for the property.

Archon has not obtained any financing commitments for projects on the site, nor does it have any assurances of financing for any potential projects for the site.

Archon has leased a small portion of the site as a construction staging area for a neighboring development at least through February 2006.

Paul Lowden, Chairman of the Board and Chief Executive Officer of Archon stated: “We continue to be at the early stages of planning for the potential uses for or disposition or holding of this site. There are numerous contingencies and intervening events that could occur that could impact our plans for the site. Our stockholders and potential investors should be mindful of the many contingencies and other intervening events that could affect the decisions, planning and development for this site.”

This press release contains certain “forward-looking” information as that terms is defined within the meaning of Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Factors that could affect the outcome of the “forward-looking” events included herewith include receipt of all governmental and regulatory approvals for the development, planning, construction and operation of a proposed project; the availability of financing; completion of definitive development, construction and operation budgets; negotiation and receipt of financing on terms acceptable to Archon; negotiation of contracts with architects, contractors and other parties necessary to the completion of the project; the receipt of necessary gaming and other regulatory approvals to operate the project and a variety of other regulatory and governmental approvals. The Company is also subject to other factors affecting future statements including, but not limited to general and industry economic conditions, Las Vegas tourism conditions, and national and international factors affecting tourism, construction and financing. For a summary of certain “forward-looking” factors that affect the Company, see the Company’s filings made with the United States Securities and Exchange Commission.